EXHIBIT 10.141
REINSURANCE AGREEMENT
          Reinsurance Agreement (“Agreement”), effective as of the 2nd day of December, 2002 (the “Effective Date”) by and between Liberty Mutual Insurance Company, a Massachusetts stock insurance company (the “Reinsurer”), and Liberty County Mutual Insurance Company, a Texas county mutual insurance company (the “Company”).
SECTION 1 — REINSURANCE OBLIGATION
          1.1 The Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept as quota share reinsurance of the Company, one hundred percent (100%) of the Company’s Ultimate Net Liability under the Reinsured Policies written during the term of this Agreement (as further described in Sections 1.2 and 1.3) by the Company. For purposes of this Agreement:
“Ultimate Net Liability” means the liability under the Reinsured Policies after all claims have been settled and all expenses have been paid.
“Reinsured Policies” means, all policies, binders, bonds, insurance, contracts, or insurance agreements where the agent for the Company with respect to such policy, binder, bond, contract, or agreement is also licensed as an agent for the Reinsurer and/or one or more of its Non-RAM Affiliates.
“Non-RAM Affiliates” means all of Liberty Mutual Insurance Company’s affiliated property-casualty insurance companies except companies in the Regional Agency Markets business unit.
          1.2 The Reinsurer’s liability shall apply to all losses and expenses under the Reinsured Policies written on or after the Effective Date.
          1.3 The business reinsured under this Agreement shall include every rewrite, renewal or extension (whether before or after the termination of this Agreement) required by statute or regulation of any authority having competent jurisdiction, of any Reinsured Policy originally ceded hereunder by the Company to the Reinsurer.

          1.5 It is the intention of the parties that the fortunes of the Reinsurer shall follow the fortunes of the Company under the Reinsured Policies in every respect. All reinsurance under this Agreement shall be subject to the same rates, terms, conditions, waivers, modifications, endorsements and cancellations as the respective Reinsured Policies of the Company.
          1.6 The Company shall pay the Reinsurer one hundred percent (100%) of the collected premiums attributable to the Reinsured Policies.
SECTION 2 — TERM AND RUN-OFF CANCELLATION
          2.1 This Agreement shall take effect on the Effective Date as of 12:00:01 a.m., Dallas, Texas local time. This Agreement shall remain continuously in force until terminated in accordance with Section 2.2.
          2.2 This Agreement may be terminated by either party giving the other at least 90 days advance written notice, or otherwise by mutual agreement of both parties.
          2.3 When this Agreement terminates for any reason, the Reinsurer shall continue to remain liable hereunder for claims on (a) Reinsured Policies in force at the time of termination until expiration or cancellation of such Reinsured Policies, and (b) Reinsured Policies written by the Company before the effective time of termination. It is understood that any Reinsured Policies with effective dates prior to the termination date but issued after the termination date are covered under the Agreement. Additionally, the reinsurance hereunder shall continue to apply to Reinsured Policies which must be issued or renewed by the Company, as required by statute or regulation, until the expiration of said Reinsured Policies.
          2.4 Upon termination of this Agreement, the Reinsurer and the Company shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or claims handling, relating to Reinsured Policies existing and in effect on the date of such termination. The parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such obligations until all Reinsured Policies have expired either by cancellation or by the terms of such Reinsured Policies and until there is a final accounting and settlement for all outstanding losses and loss adjustment expenses. While by law the Company recognizes its primary obligations to holders of its Reinsured Policies, the parties intend that the Reinsurer, and not the Company, shall bear the cost of servicing such obligations.

SECTION 3 — EXPENSES;
REPORTS; REMITTANCES; OFFSET
          3.1 The amount of expense reimbursement granted to the Company shall be equal to the amount of (a) premium taxes incurred on Reinsured Policies and (b) agent commissions incurred on Reinsured Policies. In addition to the Reinsurer’s obligation to pay losses and expenses attributable to a claim under the Reinsured Policies as set forth in Section 4 herein, the Reinsurer shall make direct payments of all other expenses which the Company incurs or is responsible for with respect to the Reinsured Policies, including but not limited to any (i) loss expenses not attributable to a claim under the Reinsured Policies and (ii) other underwriting expenses accrued on Reinsured Policies. The Company shall promptly forward to the Reinsurer all notices or invoices concerning such expenses.
          3.2 The net amount owed by each party to the other under this Agreement shall be determined no less frequently than on a quarterly basis; and such amount shall be paid on presentation of invoice covering settlement within 45 days after the close of the period to which the determination applies. Advances may be made as needed to comply with statutory requirements. Reports of premiums and losses and payment of losses shall be provided no less frequently than on a monthly basis. Monthly reports shall consist of premiums, losses, dividends, taxes and other expenses in such detail as to enable each party to comply with statutory accounting practices. The periodic accounting and cash settlement required under this Agreement shall be unconditional upon the performance of any other agreement or person.
          3.3 Each party shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums, losses, expenses, assessments, taxes or otherwise, due from such party to the other party under this Agreement, and may offset the same against any balance or balances due to the former party from the latter party under this Agreement or any other reinsurance agreement which may hereafter be entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company.
SECTION 4 — LOSS SETTLEMENTS
          4.1 The Reinsurer shall be solely and directly liable for one hundred percent (100%) of all net losses, judgments, settlements, and expenses (including but not limited to all legal fees and interest on judgments) attributable to a claim under the Reinsured Policies. The Reinsurer assumes sole responsibility for the reimbursement of the Company for the claims or losses under the Reinsured Policies. The Reinsurer shall be reimbursed for one hundred percent (100%) of any net amounts received by the Company as salvage or subrogation recovery.
          4.2 The Reinsurer hereby empowers the Company, in the Company’s discretion and under its supervision, to appoint agents to accept notice of and investigate any claim arising under any of the Reinsured Policies and to pay, adjust, settle, resist, or compromise any such claim. All such loss settlements, whether strictly under the terms and conditions of a Reinsured Policy or by way of compromise, shall be unconditionally binding upon the Reinsurer. If the Company is ordered or instructed by any regulatory agency of competent jurisdiction to take any action or refrain from taking any action with regard to any claim, the Reinsurer shall be bound by and shall follow the order or instructions of such regulatory agency as though the Reinsurer were (he object of such order or instruction.
          4.3 The Company shall notify the Reinsurer of any claim, suit, or action against the Company under any Reinsured Policy within a reasonable time after actual knowledge of said claim, suit, or action. Unless otherwise instructed by the Reinsurer, the Company will promptly furnish to the Reinsurer or its designated representative all summonses, citations, complaints, petitions, counterclaims, and other pleadings and legal instruments served upon or delivered to the Company in connection with any Reinsured Policy. The Company hereby further empowers the Reinsurer to associate with the Company in the defense and control of any claim, suit, or action and to enforce (by the institution of suit for damages or otherwise) any right of the Company against any person or organization for any loss under any Reinsured Policy, and to employ legal counsel when necessary, All sums received as a result of such authorized actions by the Reinsurer shall be treated as current loss recoveries by the Company and the Reinsurer. The Company agrees to execute and deliver to the Reinsurer any and all legal instruments necessary to implement the foregoing authorizations. Upon request, the Reinsurer shall furnish to the Company any and all documents and correspondence relating to the subject matter hereof. Drafts in payment of losses insured under any Reinsured Policy may be drawn on the Reinsurer’s account, provided that the accounts and records of each party are so maintained as to clearly and accurately disclose the nature of the transaction. Notwithstanding this Section 4.3 or any other provision of this Agreement to the contrary, this Agreement shall not be construed or deemed to create any direct right of action or privity of contract between a policyholder under a Reinsured Policy and the Reinsurer.
          4.4 All records pertaining to claims arising under the Reinsured Policies shall be retained by Company, subject to any record destruction policies of the Company which preserve records for at least as long as the record destruction policies of the Reinsurer.

SECTION 5 — ERRORS AND OMISSIONS
     Any inadvertent error or omission shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such error or omission had not been made. Any such error or omission shall be rectified as soon as may be reasonably practicable after discovery.
SECTION 6 — INSPECTION OF RECORDS
     The books and records pertaining to liability and losses under this Agreement maintained by either party hereto shall at all times during regular business hours be subject to inspection by an authorized representative of the other party. This provision shall survive the termination of this Agreement.
SECTION 7 — PREMIUM COLLECTION;
OTHER DUTIES OF THE REINSURER AND COMPANY
          With respect to any duties or responsibilities of the Company for the administration of the business being reinsured hereunder, including but not limited to the collection of premiums from policyholders, policyholder services and the underwriting and issuance of Reinsured Policies, the Company hereby empowers the Reinsurer to act on its behalf to perform such duties or responsibilities directly to the extent that the Reinsurer is liable for payment of the expenses of performing such duties or responsibilities as set forth in Section 3, provided that the accounts and records of each party are so maintained as to clearly and accurately disclose the nature of the transaction.
SECTION 8 — COMPLIANCE WITH LAW
          The Reinsurer and the Company shall perform their obligations under this Agreement in compliance with Texas law, including all regulations or directives duly promulgated by the Texas Department of Insurance, and the laws of any other applicable regulatory authority, and the Reinsurer shall cooperate with the Company to the extent necessary to enable the Company to comply with such laws, regulations and directives.

SECTION 9 — ASSESSMENTS OR ASSIGNMENTS
     The Reinsurer hereby assumes liability for any and all assessments and assignments (whether before or after the termination of this Agreement) imposed as a result of Reinsured Policies levied or made by a guaranty fund, insolvency fund, plan, pool, association, or other arrangement created by statute or regulation.
SECTION 10 — INSOLVENCY
     In the event of the insolvency of the Company (including any appointment of a receiver or liquidator), this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. Payments by the Reinsurer shall be made directly to the Company or to its liquidator, receiver, conservator or statutory successor, except
(1)	where the Reinsured Policy specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or

(2)	where the Reinsurer, with the consent of the direct insured, has assumed the policy obligations of the Company as direct obligations of the Reinsurer to the payee under the Reinsured Policy and in substitution for the obligations of the Company to the payee.
The liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Reinsurer or the Company indicating the Reinsured Policy and whether the claim could involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the liquidation, conservation or receivership proceeding. During the pendency of such claim, the Reinsurer may investigate such claim, associate in the defense, and interpose in the proceeding where such claim is to be adjudicated any defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. Subject to court approval, the expense thus incurred by the Reinsurer shall be chargeable against the insolvent Company as part of the expense of liquidation, to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
SECTION 11 — MISCELLANEOUS

     11.1 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given only when received by the party to whom such notice or communication is addressed at the following addresses (or at such other address for a party as shall be specified by like notice)

To Company:	Michael J. Mott
President
Liberty County Mutual Insurance Company
2100 Walnut Hill Lane
Irving, TX 75038

To Reinsurer:	Dennis J. Langwell
Vice President and Comptroller
Liberty Mutual Insurance Company
175 Berkeley Street
Boston, MA 02117-0140
     11.2 Gender and Number. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
     11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto but shall not be assigned by either of the parties without the prior written consent of the other.
     11.4 Waiver. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party’s right at a later date to enforce the same. No waiver by either party of a condition or a breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of such condition, breach or waiver of any condition or of the breach of any other term, covenant, representation or warranty of this Agreement.
     11.5 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Reinsurer and the Company with respect to the business being reinsured hereunder. It supersedes all prior agreements, arrangements and communications, whether oral or written, between the Reinsurer and the Company with respect to the business being reinsured hereunder. This Agreement shall not be changed, modified or amended other than by a written amendment signed by the Reinsurer and the Company. No other oral or written understandings, agreements or contracts with respect to the business being reinsured hereunder currently exist, or are contemplated to be legally binding, between the parties. This Agreement provides no guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute one and the same instrument and agreement.
     11.6 Governing Law. This Agreement shall be governed by, construed in accordance with, the laws of the Commonwealth of Massachusetts.
     11.7 Arbitration. As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to a board of arbitration composed of three arbiters, one arbiter to be appointed by each of the parties and the third to be appointed by the first two so appointed. The board shall meet in Boston, Massachusetts, unless otherwise agreed. The claimant shall submit its initial brief within 20 days after the appointment of the last arbiter. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief. The claimant may submit a reply brief within 10 days after receipt of the respondent’s brief. The board shall issue its decision following a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision having regard for the custom and usage of the property-casualty insurance and reinsurance business and within 60 days after the end of the hearing, unless the parties agree otherwise. A decision by a majority of the board shall be final and binding upon the parties. The board shall not authorize any punitive; exemplary or consequential damages between the parties. Judgment may be entered upon the decision of the board in any court of competent jurisdiction. Each party shall bear the expenses of its own arbiter and its own legal and expert fees and expenses, and both parties shall equally share any other expenses of the arbitration proceedings.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

LIBERTY MUTUAL INSURANCE COMPANY
By:	/s/ Dennis J. Langwell
	Name:	Dennis J. Langwell
	Title:	Vice President and Comptroller

LIBERTY COUNTY MUTUAL INSURANCE COMPANY
By:	/s/ Michael J. Mott
	Name:	Michael J. Mott
	Title:	President